EX-28.a.4

BRIDGEWAY FUNDS, INC.
ARTICLES OF AMENDMENT

Bridgeway Funds, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND:  The charter of the Corporation is hereby amended to change the name of the “Omni Small-Cap Value Fund, Class N” class of capital stock to the “Omni Tax-Managed Small-Cap Value Fund, Class N” class of capital stock.

THIRD:  A foregoing amendment to the charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH:  The amendment to the charter as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions for redemption of the shares of the class of capital stock of the Corporation that is the subject of the amendment.

FIFTH:  These Articles of Amendment shall become effective as of 12:00 a.m. on January 18, 2011.

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IN WITNESS WHEREOF, Bridgeway Funds, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 14th day of January, 2011; and its President acknowledges that these Articles of Amendment are the act of Bridgeway Funds, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST	BRIDGEWAY FUNDS, INC.

/s/ Debbie Hanna Debbie Hanna, Secretary	/s/ Michael D. Mulcahy Michael D. Mulcahy, President